Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the registration statement on Form S-3 (SEC File No. 333-139576) and related Prospectus of Veri-Tek International, Corp., for the registration of 4,004,000 shares of its common stock and to the incorporation by reference therein of our report dated June 8, 2006, relating to the consolidated financial statements of Quantum Value Management, LLC and its subsidiaries for the years ended December 31, 2004 and 2005, which were included in the Form 8-K/A of Veri-Tek International, Corp., filed September 19, 2006, with the Securities and Exchange Commission.

/s/ Goren, Bonwell & Kelley, P.C.
Goren, Bonwell & Kelley, P.C.

West Bloomfield, MI

February 14, 2007